Exhibit 99.1

ADMA Biologics Strengthens its Board of Directors with the Appointment of Young T. Kwon, Ph.D.

RAMSEY, N.J. and BOCA RATON, Fla., October 18, 2021 – ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced the appointment of Young T. Kwon, Ph.D., to its Board of Directors. Dr. Kwon is a highly accomplished corporate executive in the life sciences and biotechnology space.  He brings over a decade of expertise in strategic advising, corporate finance and business development transactions to ADMA’s Board.

“Young is a recognized leader in the healthcare sector and his deep strategic and financial experience will offer invaluable perspectives as ADMA continues to increase revenues for its commercial immunoglobulin (“IG”) product portfolio,” said Steven Elms, Chairman of ADMA’s Board of Directors.  “Over the course of his career, Dr. Kwon has held a variety of C-suite leadership positions, in which he played pivotal roles involving multibillion-dollar mergers and acquisitions.  We look forward to Young’s expert engagement and assistance in guiding our objectives, including the Company’s evaluation of alternative business opportunities.”

“ADMA has established a strong foundation which has enabled the Company to successfully penetrate the rapidly growing U.S. IG market.   I am honored to join the Board during this important phase of the Company’s growth and offering advice and guidance on ways to unlock unrealized value from the Company’s vertically integrated biologics manufacturing platform.  I very much look forward to leveraging my professional experience to advance ADMA’s strategic and financial goals and ultimately maximizing value for shareholders,” said Dr. Kwon.

Dr. Kwon is presently an operating partner at Lightstone Ventures (“LSV”), assisting the LSV biopharmaceutical team with deal sourcing, due diligence, and portfolio management. Prior to LSV, he served as Chief Financial and Business Officer at Momenta Pharmaceuticals, a biotechnology company focused on discovering and developing novel biologic therapeutics to treat rare immune-mediated diseases, where he most recently led the sale of Momenta to Johnson & Johnson for approximately $6.5 billion in 2020. At Momenta, he led all finance-related and business development initiatives, including those pertaining to the development efforts of M254, Momenta’s hypersialylated IG clinical program.  Prior to Momenta, Dr. Kwon was a business development professional at Biogen, driving a variety of transactions.

Dr. Kwon received a Ph.D. in Biological Chemistry and Molecular Pharmacology from Harvard University and a B.S. in Biology from MIT.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

COMPANY CONTACT:
Skyler Bloom
Director, Investor Relations and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com